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                                                                     EXHIBIT 11

                           DURA PHARMACEUTICALS, INC.
                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                     IN THOUSANDS, EXCEPT PER SHARE DATA (1)

                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                         JUNE 30,                       JUNE 30,
                                                  ----------------------        ----------------------
                                                    1995           1996           1995           1996
                                                  -------        -------        -------        -------
PRIMARY NET INCOME PER
 SHARE
NET INCOME ...................................    $ 1,811        $ 4,609        $ 2,667        $ 8,665
                                                  =======        =======        =======        =======

WEIGHTED AVERAGE NUMBER
  OF COMMON AND COMMON
  EQUIVALENT SHARES:
    Common stock .............................     21,108         33,819         21,014         32,598
    Stock options ............................      1,913          1,933          1,909          1,955
    Warrants .................................      2,982          2,927          2,829          2,724
                                                  -------        -------        -------        -------
       Total .................................     26,003         38,679         25,752         37,277
                                                  =======        =======        =======        =======

NET INCOME PER SHARE .........................    $  0.07        $  0.12        $  0.10        $  0.23
                                                  =======        =======        =======        =======

FULLY DILUTED NET INCOME
  PER SHARE:
NET INCOME ...................................    $ 1,811        $ 4,609        $ 2,667        $ 8,665
                                                  =======        =======        =======        =======

WEIGHTED AVERAGE NUMBER
  OF COMMON AND COMMON
  EQUIVALENT SHARES ASSUMING
  ISSUANCE OF ALL DILUTIVE
  CONTINGENT SHARES:
    Common stock .............................     21,108         33,819         21,014         32,598
    Stock options ............................      2,096          1,934          2,169          2,064
    Warrants .................................      3,300          2,928          3,300          3,007
                                                  -------        -------        -------        -------
       Total .................................     26,504         38,681         26,483         37,669
                                                  =======        =======        =======        =======

NET INCOME PER SHARE .........................    $  0.07        $  0.12        $  0.10        $  0.23
                                                  =======        =======        =======        =======


(1) The per share data and weighted average number of common and common equivalents shares have been adjusted to reflect the 100% stock dividend effective July 1, 1996.